REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of AMERI-CAN RAILWAY SYSTEMS, INCORPORATED

We have audited the accompanying balance sheet of AMERI-CAN RAILWAY SYSTEMS, INCORPORATED. (a development stage company) as of January 31, 1999 and the related statements of loss, stockholders deficit, and cash flows from the inception of incorporation, May 4, 1998 to January 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AMERI-CAN RAILWAY SYSTEMS, INCORPORATED at January 31, 1999 and the results of its operations and its cash flows from the inception of incorporation, May 4, 1998 to January 31, 1999 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that AMERI-CAN RAILWAY SYSTEMS, INCORPORATED will continue as a going concern. As discussed in Note 6 to the financial statements, AMERI-CAN RAILWAY SYSTEMS, INCORPORATED is a development stage company and is dependent upon the raising of equity capital, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 6. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                       /s/ Feldhammer Fishman
                                           Chartered Accountants

Montreal, Quebec
February 19, 1999


                     Feldhammer Fishman S.E.N.C.
    5050 De Sorel, Suite 110, Montreal, Quebec, Canada H4P 1G5
Tel. (514) 735-5375  Fax:  (514) 738-8137  Internet:  ffgroup@citenet.net


               AMERI-CAN RAILWAY SYSTEMS, INCORPORATED
                  (A Development Stage Company)

                            BALANCE SHEET

                                ($US)

                      ASSETS


                                                                                 April 30, 1999
                                                     January 31, 1999               (Unaudited)


CURRENT
  Cash in bank                                        $     10,650                 $  34,600

OTHER ASSETS
  Non-compete agreements (Note 5)                                1                         1
  Patents pending (Note 5)                                       0                         0
                                                      -------------                ----------

                                                      -------------                ----------
                                                      $     10,651                 $  34,601
                                                      =============                ==========

      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable and accrued liabilities            $     13,025                 $  11,000
  Note payable (Note 3)                                     50,000                    50,000
                                                      -------------                ----------
                                                            63,025                    61,000
                                                      -------------                ----------
COMMITMENTS AND CONTINGENCIES (NOTES 5 AND 6)

STOCKHOLDERS' DEFICIT
  Preferred stock, $.0001 par value -
    25,000,000 shares authorized; none
    outstanding
  Common stock - $.0001 par value - 50,000,000
    shares authorized; 9,726,489 and 10,010,489
    outstanding                                                973                     1,001
  Additional paid in capital                               698,431                   783,928
  Deficit - accumulated during the
    development stage                                     (751,778)                 (811,328)
                                                      -------------                 ---------
                                                           (52,374)                  (26,399)
                                                      -------------                 ---------
                                                      $     10,651                 $  34,601
                                                      =============                 =========

                        See accompanying notes

Approved:

_________________________ Director




               AMERI-CAN RAILWAY SYSTEMS, INCORPORATED
                  (A Development Stage Company)

                      STATEMENT OF LOSS

                              ($US)

                                                                                                 From the Inception
                                           From the Inception                                    of Incorporation
                                            of Incorporation          Three Months Ended           May 4, 1998 to
                                             May 4, 1998 to               April 30, 1999           April 30, 1999
                                            January 31, 1999                (Unaudited)             (Unaudited)


   SALES                                      $          0                $         0                 $       0
                                              -------------               ------------                ----------
   EXPENSES
     Officers' compensation (Note 5)               154,500                     51,500                   206,000
     Professional fees (Notes 3 and 8)             585,436                      2,021                   587,457
     Development expenses                            7,856                      4,201                    12,057
     Rent and telecommunications                     3,116                      1,637                     4,753
     General                                           711                         77                       788
     Bank charges                                      159                        114                       273
                                              -------------               ------------                ----------
   TOTAL EXPENSES                                  751,778                     59,550                   811,328
                                              -------------               ------------                ----------

   NET LOSS                                   $   (751,778)               $   (59,550)                $(811,328)
                                              =============               ============                ===========
   LOSS PER SHARE (BASIC):
     Net loss                                 $       (.09)               $      (.01)
                                              =============               ============

   LOSS PER SHARE (DILUTED):
     Net loss                                 $       (.09)               $      (.01)
                                              =============               ============

   WEIGHTED AVERAGE SHARES OUTSTANDING           8,495,239                  9,775,198
                                              ============                ============


                        See accompanying notes



                AMERI-CAN RAILWAY SYSTEMS, INCORPORATED
                    (A Development Stage Company)
          STATEMENT OF STOCKHOLDERS' DEFICIT (NOTES 5 AND 7)
                                  ($US)


From Inception of                                                      Additional                     Total
Incorporation May 4, 1998                       Common Stock           Paid-In                        Stockholders'
to January 31, 1999           Date           Shares        Value       Capital         Deficit        Deficit

Balance - May 4, 1998                             0       $    0     $       0     $       0       $       0

Net loss                                          0            0             0      (751,778)       (751,778)

Common stock for
acquisition of assets of
Ameri-can Equipment
Sales & Leasing Inc.,
valued at $.00 per share      5/11/98        50,000            5            (5)             0               0

Common stock for acquisition
of patents and non-compete
agreement, valued at $.00
per share                     5/11/98     4,520,239          452           (452)            0               0

Stock options issued to
officer for 50,000 shares,
valued at $.10 per share      5/20/98             0            0          5,000             0           5,000

Stock options issued to
officer for 115,000 shares,
valued at $.10 per share      5/29/98             0            0         11,500             0          11,500

Common stock sold for
$.001 in cash, valued at
$.10 per share                 6/1/98     1,941,250          194        193,931             0         194,125

Exercise of options for
42,250 shares at $.0001        6/1/98        42,250            4              0             0               4

Common stock for lock-up
agreement, valued at $.10
per share                      6/1/98         6,500            1            649             0             650

Common stock for service
contracts, valued at $.10
per share                      6/1/98       251,250           25         25,100             0          25,125

Common stock sold for
$0.0001 in cash, valued
at $.10 per share             6/20/98     1,915,000          192         191,308            0         191,500

Stock options issued
for 500,000 shares for
consulting services,
valued at $.10 per share       7/1/98             0            0         50,000             0          50,000


Common stock sold for
$0.10 in cash, valued at
$.10 per share               11/25/98    1,000,000           100         99,900             0         100,000

Officers' compensation
contributed to capital                           0             0        121,500             0         121,500
                                       -----------      --------       --------     ---------        --------
Balance - January 31, 1999               9,726,489      $    973       $698,431     $(751,778)      $ (52,374)
                                       ===========      ========       ========     =========       =========



                AMERI-CAN RAILWAY SYSTEMS, INCORPORATED
                    (A Development Stage Company)
          STATEMENT OF STOCKHOLDERS' DEFICIT (NOTES 5 AND 7)  (CONTINUED)
                                  ($US)


                                                                      Additional                     Total
                                               Common Stock           Paid-In                        Stockholders'
                             Date           Shares        Value       Capital         Deficit        Deficit


Three Months Ended April 30, 1999 (Unaudited)

Balance - January 31, 1999               9,726,489       $   973       $698,431     $(751,778)      $ (52,374)

Common stock sold for
$1.00 in cash, valued at
$1.00 per share              3/22/99         2,000             -          2,000             -           2,000

Common stock sold for
$1.00 in cash, valued at
$1.00 per share              3/30/99         5,000             1          4,999             -           5,000

Exercise of options for
250,000 shares at $.0001     4/15/99       250,000            25              -             -              25

Common stock sold for
$1.00 in cash, valued at
$1.00 per share              4/21/99         2,000             -          2,000             -           2,000

Common stock sold for
$1.00 in cash, valued at
$1.00 per share              4/28/99        25,000             2         24,998             -          25,000

Officers' compensation
contributed to capital                           0             0        51,500             -          51,500

Net loss (unaudited)                             0             0             0       (59,550)        (59,550)
                                        ----------        ------      --------     ----------       --------
Balance - April 30, 1999 (unaudited)    10,010,489        $1,001      $783,928     $(811,328)       $(26,399)
                                        ==========        ======      ========     ==========       =========


                                    See accompanying notes



                 AMERI-CAN RAILWAY SYSTEMS, INCORPORATED
                    (A Development Stage Company)

                    STATEMENT OF CASH FLOWS (NOTE 8)
                                 ($US)


                                                                                                  From the Inception
                                               From the Inception                                   of Incorporation
                                                 of Incorporation          Three Months Ended         May 4, 1998 to
                                                  May 4, 1998 to               April 30, 1999         April 30, 1999
                                                 January 31, 1999                (Unaudited)            (Unaudited)


CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                            $(751,778)                  $(59,550)             $(811,328)
                                                      ----------                  ---------             ----------
  Adjustments to reconcile net loss to
    net cash (used in) operating activities:
      Officers' compensation                            154,500                     51,500                206,000
      Professional fees                                 492,654                          0                492,654
      Changes in assets and liabilities:
        Increase in other assets                             (1)                         0                     (1)
        Increase (decrease) in accounts payable
          and accrued liabilities                        13,025                     (2,025)                11,000
                                                      ----------                  ---------             ----------
TOTAL ADJUSTMENTS                                       660,178                     49,475                709,653
                                                      ----------                  ---------             ----------
NET CASH (USED IN) OPERATING ACTIVITIES                 (91,600)                   (10,075)              (101,675)
                                                      ----------                  ---------             ----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from the sale of stock                       102,250                     34,025                136,275
                                                      ----------                  ---------             ----------

NET INCREASE IN CASH                                     10,650                     23,950                 34,600
CASH AT BEGINNING OF PERIOD                                   0                     10,650                      0
                                                      ----------                  ---------             ----------
CASH AT THE END OF PERIOD                             $  10,650                  $  34,600              $  34,600
                                                      ==========                 ==========             ==========

                           See accompanying notes


                AMERI-CAN RAILWAY SYSTEMS, INCORPORATED
                   (A Development Stage Corporation)

                  NOTES TO THE FINANCIAL STATEMENTS

                  FROM THE INCEPTION OF INCORPORATION
                    MAY 4, 1998 TO JANUARY 31, 1999
                                 ($US)

1. ORGANIZATION

The Company, incorporated on May 4, 1998 in New Hampshire, was formed to manufacture and sell railway level crossings to the railroad industry. The Company is devoting all its efforts to establishing a new business. Planned principal operations have not yet started.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER
   INFORMATION

a) Earnings Per Share

In February 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share," which replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share includes all such dilutive effects and, as such, is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, to conform to SFAS No. 128 requirements.

b) Stock Based Compensation

In October, 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation". SFAS No. 123 encourages entities to adopt the fair value method in place of the provisions of accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," for all arrangements under which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities to employees in amounts based on the price of its stock. The Company has not adopted the fair value method encouraged by SFAS No. 123 and will continue to account for such transactions in accordance with APB No. 25.

c) Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

d) Revenue Recognition

Revenue is to be recognized when product is shipped FOB shipping point.

                AMERI-CAN RAILWAY SYSTEMS, INCORPORATED
                   (A Development Stage Corporation)

                   NOTES TO THE FINANCIAL STATEMENTS

                  FROM THE INCEPTION OF INCORPORATION
                    MAY 4, 1998 TO JANUARY 31, 1999
                                 ($US)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER
   INFORMATION (continued)

e) Income Taxes

The Company will account for income taxes using the asset and liability method as required by FAS 109. Deferred income taxes will reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

f) Start-up Costs

Pursuant to AICPA Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities", all costs incurred in the organization and start-up of the Company have been expensed.

g) Average Common Shares Outstanding

The average common shares outstanding is based upon a weighted average number of common shares outstanding. Since the Company had a loss for the periods ended January 31, 1999 and April 30, 1999, all stock options were considered antidilutive.

h)	Basis of Presentation

The financial statements are prepared in accordance with generally accepted accounting principles in the United States.

i) Unaudited Interim Financial Information

The accompanying unaudited balance sheet as of April 30, 1999 and the unaudited statements of loss, stockholders' deficit, and cash flows for the three months then ended include all adjustments, consisting of normal recurring adjustments, which in the opinion of management, are necessary for the fair presentation of the financial position, results of operations and cash flows.
The results for the interim period presented are not necessarily indicative of the results to be expected for the full year.

3. NOTE PAYABLE

The Company issued a promissory note in the amount of $50,000 as payment to certain consultants for services rendered. The note bears interest at 8% per annum and is payable at the earlier of the Company raising $500,000 of new equity capital or one year from January 1, 1999.

4.  INCOME TAXES

The Company has a loss for the periods ended January 31, 1999 and April 30, 1999, and therefore, the financial statements do not include a provision for income taxes. No deferred tax asset has been recognized in the financial statements as it would be fully offset by a valuation allowance because its ultimate realization is uncertain due to the Company operating in its development stage.

                AMERI-CAN RAILWAY SYSTEMS, INCORPORATED
                   (A Development Stage Corporation)

                   NOTES TO THE FINANCIAL STATEMENTS

                  FROM THE INCEPTION OF INCORPORATION
                    MAY 4, 1998 TO JANUARY 31, 1999
                                 ($US)


5. RELATED PARTY TRANSACTIONS

On May 11, 1998 the Company acquired certain assets which comprised of the rights to the contractual relationship Ameri-Can Equipment Sales and Leasing Inc. has with Geismar, industry relationships, goodwill, and application experience in exchange for 50,000 shares of the Company from Ameri-Can Equipment Sales and Leasing Inc. ("AEL"), a Canadian corporation. Although "AEL" and the Company at the time of sale had one hundred percent common ownership, the Company is, in management's opinion, not a successor company to "AEL". "AEL" is engaged in a completely different business apart from the Company's railway communications and signaling business. Additionally, the Company issued to the principal shareholder 4,520,239 shares of its $0.0001 par value common stock. These shares were issued in reliance on the "private placement" exemption under the Securities
Act of 1933, as amended ("the Act), in exchange for certain assets including the assignment of patents and a non-compete agreement.
Since the assets acquired pursuant to this transaction had no carrying value at the date of transfer, no value has been reflected in the accompanying financial statements for the transaction.

On June 1, 1998, 1,941,250 shares of the Company's stock was purchased by officers, directors and management of the Company for $2,054 plus entering into a non-compete agreement.

In June, 1998 the officer, directors and certain members of the advisory board entered into a "lock-up agreement" with the Company, agreeing to withhold from sale, for a period of two years, any shares of the Company's common stock which they own directly or deemed to own beneficially. For this agreement they each received 500 shares which are not locked up. The total number of these shares locked-up is 6,811,489.

On June 20, 1998 the Company adopted the Equity Incentive Plan to provide directors, officers and certain key employees with additional incentives. 4,500,000 shares of common stock have been reserved for issuance pursuant to stock options and stock awards. The exercise price of all incentive stock options granted may not be less than the fair market value of the underlying common stock at the date of grant. The Equity Incentive Plan will be administered by a committee of two or more non-employee members of the Company's Board of Directors.

On June 20, 1998, 1,915,000 shares of common stock were issued to certain officers, directors and key employees of the Company at $.0001 per share.

                AMERI-CAN RAILWAY SYSTEMS, INCORPORATED
                   (A Development Stage Corporation)

                   NOTES TO THE FINANCIAL STATEMENTS

                  FROM THE INCEPTION OF INCORPORATION
                    MAY 4, 1998 TO JANUARY 31, 1999
                                 ($US)


5. RELATED PARTY TRANSACTIONS (continued)

Options to purchase 500,000 of the Company's common stock have been granted to certain consultants of the Company. The options have a term of five years and are vested upon the date of the grant. In April, 1999, options for 250,000 shares of the Company's common stock were exercised by the consultants.

The Company has issued stock options to two of its officers. The options are valid for two years expiring in April, 2000. The total shares under option are 122,750 at January 31, 1999.

On February 18, 1999, the Company granted options to purchase 1,469,967 to certain officers and directors of the company. The options have a term of five years and are vested upon the date of grant.

The Company applies APB Opinion 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for this plan. Under APB Opinion 25, no compensation cost was recognized because the exercise price of employee stock options equaled the market price of the underlying stock on the date of grant.

FASB Statement 123, "Accounting for Stock-Based Compensation," requires that the Company provide pro forma information regarding net income and earnings per share as if the compensation cost for the Company's stock option plan had been determined in accordance with the fair value method prescribed in such statement. The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants for the periods ended:


                                                             April 30, 1999
                               January 31, 1999                (Unaudited)

Dividend yield                          0%                          0%
Expected volatility                     0%                          0%
Risk free interest rates             5.52%                       4.94%
Expected lives                     1.9 years                     2.5 years

Under the accounting provisions of FASB Statement 123, the Company's net loss would have been increased by an insignificant amount and there was no effect on loss per share for the period ended January 31, 1999. For the period ended April 30, 1999, the net loss would have been increased by approximately $119,000 and loss per share by $.01.

                AMERI-CAN RAILWAY SYSTEMS, INCORPORATED
                   (A Development Stage Corporation)

                   NOTES TO THE FINANCIAL STATEMENTS

                  FROM THE INCEPTION OF INCORPORATION
                    MAY 4, 1998 TO JANUARY 31, 1999
                                 ($US)


5. RELATED PARTY TRANSACTIONS (continued)

A summary of the status of the Company's stock option plan as of January 31, 1999 and changes during the period from inception of incorporation, May 4, 1998 to January 31, 1999, is presented below:

                                                                    Weighted
                                                                    Average
                                                                    Exercise
                                               Shares                Price
---------------------------------------------------------------------------
Outstanding at beginning of period                  0               $    0
Granted                                       665,000                .0001
Exercised                                      42,250                .0001
                                              -------                -----
Outstanding at end of year                    622,750                .0001
Options exercisable at year-end               500,000                .0001
Weighted average fair value of options
granted during the period                                            .10
==========================================================================

A summary of the status of the Company's stock option plan as of April 30, 1999 and changes during the three months ended April 30, 1999, is presented below:

                                   (Unaudited)
----------------------------------------------------------------------------
                                                                    Weighted
                                                                    Average
                                                                    Exercise
                                               Shares                Price
---------------------------------------------------------------------------
Outstanding at beginning of period            622,750               $ .0001
Granted                                     1,469,967                1.01
Exercised                                     250,000                 .0001
                                            ---------                ------
Outstanding at end of period                1,842,717                 .80
Options exercisable at period end           1,719,967                 .86
Weighted average fair value of options
granted during the period                                             .11
==========================================================================


The following table summarizes information about stock options outstanding at January 31, 1999:

                 Options Outstanding                              Options Exercisable
------------------------------------------------------       ----------------------------
                                Weighted
                                Average       Weighted                       Weighted
                  Number       Remaining       Average          Number       Average
   Exercise     Outstanding    Contractual    Exercise       Exercisable     Exercise
   Prices       at 1/31/99       Life          Price         at 1/31/99      Price
-----------------------------------------------------------------------------------------
   $.0001        622,750       46 months       $.0001         500,000      $.0001

The following table summarizes information about stock options outstanding at April 30, 1999 (unaudited):

                 Options Outstanding                              Options Exercisable
------------------------------------------------------       ----------------------------
                                Weighted
                                Average       Weighted                       Weighted
                  Number       Remaining       Average          Number       Average
   Exercise     Outstanding    Contractual    Exercise       Exercisable     Exercise
   Prices       at 1/31/99       Life          Price         at 1/31/99      Price
-----------------------------------------------------------------------------------------
   $.0001        372,750       38 months      $ .0001          250,000      $ .0001
   $1.00 to
     $1.01     1,469,967       58 months       1.01          1,469,967       1.01
               ---------                       -------       ---------       ------
               1,842,717                                     1,719,967
               =========                                     =========


               AMERI-CAN RAILWAY SYSTEMS, INCORPORATED
                   (A Development Stage Corporation)

                   NOTES TO THE FINANCIAL STATEMENTS

                  FROM THE INCEPTION OF INCORPORATION
                    MAY 4, 1998 TO JANUARY 31, 1999
                                 ($US)

5. RELATED PARTY TRANSACTIONS (continued)

The Company has entered into employment contracts with its executive officers. The terms of the contracts provide for provisions to terminate the parties at any time as stipulated under the conditions of their individual contracts. Mr. Harland's contract is for a term of five years and he is to be compensated in the amount of $100,000 per year plus a bonus. Mr. Ross is contracted for two years and is to be compensated in the amount of $61,000 per year plus quarterly stock options. Mr. Miziolek is compensated in the amount of $45,000 per year plus semi-annual stock options. The compensation packages of the officers shall be reviewed from time to time by the directors of the Company. The officers have agreed to forgo compensation until the Company is successful in raising initial financing in the amount of $1,000,000. The value of these forgone salaries based on the employment contracts amounted to $121,500 for the period from the inception of incorporation, May 4, 1998, to January 31, 1999 and and $51,500 for the three months ended April 30, 1999 and has been recorded as additional paid-in capital.

The agreement with Mr. Harland requires the Company to pay $1,000,000 to Mr. Harland if the agreement is terminated.

6. CAPITALIZATION OF COMPANY AND MANAGEMENT'S PLANS

The Company's financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is in the developmental stage and therefore has no revenue from operations in the current period. Because of this, the Company faces significant hurtles in regards to financing and customer acceptance of the Company's products. The Company's continuation as a going concern is dependent upon its ability to raise capital from outside sources. The Company has been successful in raising approximately $100,000 through January 31, 1999 to date and anticipates raising an additional $100,000 for a total of approximately $200,000 from the sale of its Common Stock pursuant to Rule 504 Regulation D exemption. These funds have been and will continue to be utilized to fund the start-up and development of the Company.

After successful completion of the Company's voluntary 10-SB-12G filing, the Company intends to file Form SB-2 and register 2,000,000 additional shares of Common Stock for sale on the OTCBB. The Company is in negations with a Securities Brokerage firm and expects to conclude negotiations with the broker upon the successful completion of the Form 10-SB filing. The
Company will use the proceeds raised from the sale of its stock to fund and expand operations. Management believes sufficient funds are or will be available to sustain operations for at least the twelve months following the latest balance sheet date. The Company intends to purchase small companies that have products and services that add value and are strategic to the success of the Company's growth. Acquisitions of small companies that complement the Company's product and generate ongoing revenue will greatly strengthen the Company's ability to stabilize its stock for its stockholders. The
Company is presently in preliminary discussions with its first potential acquisition target, and believes that if successful in raising additional funding, it will be able to successfully acquire the company.

The Company recognizes that the railways may not readily accept the Company's products in the marketplace. The Company believes a strong market exists for a crossing, advance control system which is substantially cheaper (less than 50 percent) than the presently available systems offered by the four major suppliers. However, the Company does not believe that traditional customers will readily abandon existing systems due to the high costs associated with removing already installed systems and replacing them with new ARS systems. Therefore, the Company intends to lobby state and municipal governments and private crossing users. Focusing its marketing efforts on educating the public and traditional customers, emphasizing the benefits of ARS's technology and addressing the potential of providing level crossing protection at the 220,000 passive, private and public railway crossings that do not have automated protection systems at this time. Even if successful with the execution of its plans, the Company cannot guarantee that the public will buy its stock or that its marketing efforts will be sufficient in overcoming the hurtles of introducing a new product into the market.

               AMERI-CAN RAILWAY SYSTEMS, INCORPORATED
                   (A Development Stage Corporation)

                   NOTES TO THE FINANCIAL STATEMENTS

                  FROM THE INCEPTION OF INCORPORATION
                    MAY 4, 1998 TO JANUARY 31, 1999
                                 ($US)

6. CAPITALIZATION OF COMPANY AND MANAGEMENT'S PLANS (continued)

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern. However, management believes sufficient funds are or will be available to sustain operations for at least the twelve months following the latest balance sheet.

7.  USE OF PROCEEDS FROM ISSUANCE OF STOCK

On June 20, 1998, the Company issued 1,915,000 shares of common stock for $192. The cash was used to fund the start-up activities of the Company.

On November 25, 1998, the Company issued 1,000,000 shares of common stock for $100,000. The proceeds were used to fund the professional fees incurred with the start-up and development of the company.

During the three months ended April 30, 1999, excluding 250,000 shares issued upon the exercise of options, the Company issued 34,000 shares for $34,000. The 34,000 shares of common stock issued included one option to purchase one share of common stock at a price of $1.25 and one option for one share at a price of $1.75. These options are exercisable at any time after May 1,1999, subject to certain conditions, and expire 60 months from that date. The proceeds have been and will be used to fund the start-up and development of the company.

8. SUPPLEMENTAL CASH FLOW INFORMATION

The Company did not make any payments for interest or taxes during the periods ended January 31, 1999 and April 30, 1999.

Noncash investing and financing activities consist of the following:

                                                                                       Three Months Ended
                                                                  Period Ended            April 30, 1999
                                                                January 31, 1999            (Unaudited)

(a)  Officer's compensation recorded as a contribution
     to additional paid-in capital                                    $121,500                  $51,500
                                                                       =======                   ======
(b)  50,000 shares of common stock issued for acquisition
     of assets of Ameri-can Equipment Sales & Leasing, Inc.           $      0
                                                                       =======
(c)  4,520,239 shares of common stock issued for acquisition of patents pending and non-compete agreement from
     controlling shareholder                                          $      0
                                                                       =======
(d)	1,941,250 shares of common stock issued and recorded as
officers compensation of $16,500 and professional fees
of $175,571.  The value of $.10 per share (less cash
received of $2,054) is based on similar stock sales                   $192,071
                                                                       =======
(e)  6,500 shares of common stock issued for lock up agreement.
     Shares issued have been valued at $.10 per share based on
     similar stock sales                                              $    650
                                                                       =======
(f)  251,250 shares of common stock issued for service contracts and recorded as professional fee expense.  These service
     contracts were related to assisting the Company in raising capital, and these consultants are no longer utilized by the
     Company. The value of $.10 per share has been determined
     based upon similar stock sales                                   $ 25,125
                                                                       =======

(g)  Note payable issued for consulting services                      $ 50,000
                                                                       =======
(h)  1,915,000 shares of common stock issued to consultants
     and recorded as professional fee expenses.  The value of
     $.10 per share (less cash received of $192) is based
     upon similar stock sales                                         $191,308
                                                                       =======
(i)  Consulting expense recorded as additional paid in capital for the issuance of stock options for 500,000 shares.
     The value of $.10 per share is based upon similar stock sales    $ 50,000
                                                                       =======
(j)	Officers compensation recorded as additional paid-in capital for the issuance of stock options for 165,000 shares.  The
value of $.10 per share is based upon similar stock sales             $ 16,500
                                                                        =======


               AMERI-CAN RAILWAY SYSTEMS, INCORPORATED
                   (A Development Stage Corporation)

                   NOTES TO THE FINANCIAL STATEMENTS

                  FROM THE INCEPTION OF INCORPORATION
                    MAY 4, 1998 TO JANUARY 31, 1999
                                 ($US)

8. SUPPLEMENTAL CASH FLOW INFORMATION (continued)

Reconciliation of common stock and additional paid-in capital in the statement of stockholders' deficit to proceeds from sale of stock in the statement of cash flows:

Common stock                                                     $     973
Additional paid-in capital                                         698,431
                                                                  --------
                                                                   699,404
Less:
Noncash transactions (a),(d), (e), (f), (h), (i) and (j)
previously described                                              (597,154)
                                                                  --------

Proceeds from sale of stock                                      $ 102,250
                                                                  ========